Exhibit 10.1

Relationship Agreement

This relationship agreement (the “Agreement”) is made effective as of the 16th day of Dec 2009 (the “Effective Date”), by and between:

1.	Eros International Media Limited, a company established and existing under the laws of the Republic of India (“EIML”),

2.	Eros International plc, a company established and existing under the laws of Isle of Man (“Eros plc”), and

3.	Eros Worldwide FZ LLC, a company established and existing under the laws of Dubai (“EWW”).

For purposes of this Agreement, EIML and its existing subsidiaries, Big Screen Entertainment Private Limited, Eyeqube Studios Private Limited, Eros International Films Private Limited, Copsale Limited, Eros Animation Private Limited, Eros Music Publishing Private Limited, and any other subsidiaries of EIML as may exist from time to time, shall collectively be referred to as the “Eros India Group”. For the avoidance of doubt, the Eros India Group shall exclude Ayngaran International Limited and its subsidiaries (the “Ayngaran Group”). Eros plc and EWW, together with Eros International Limited, a company established and existing under the laws of England and Wales, Eros Network Limited, a company established and existing under the laws of England and Wales, Eros Pacific Limited, a company established and existing under the laws of Fiji, Eros Australia Pty Limited, a company established and existing under the laws of Australia and Eros Entertainment Inc., a company established and existing under the laws of the State of Delaware, shall collectively be referred to as the “Eros International Group”. Each of these expressions shall, unless repugnant or contrary to the context or meaning thereof, be deemed to mean and include their respective successors and permitted assigns.

Each of EIML, Eros plc, and EWW shall each individually be referred to as “Party” and collectively be referred to as “Parties”.

WHEREAS

1.	The Eros India Group is primarily engaged in, inter alia, the business of acquiring rights to Indian Film (as defined herein) content by producing, co-producing and acquiring Indian Films and the distribution of such Indian Film content within the Territory (as defined herein) in a variety of formats.

2.	The Eros International Group is primarily engaged in, inter alia, the business of distributing Indian film content globally in a variety of formats by typically acquiring the Film Rights (as defined herein), including all applicable Intellectual Property Rights (as defined herein), of Indian Films, from the Eros India Group for distribution in geographies outside the Territory.

3.	The Parties have now agreed to enter into this Agreement to record the principal terms of their relationship and the manner in which their respective expertise and resources shall be shared beginning as of the Effective Date.

Now, therefore, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Definition and Interpretation:

In this Agreement, unless the context otherwise requires, the following expressions shall have the following meaning:

“Applicable Taxes” shall mean all taxes (direct or indirect), withholdings, cess, levies, octroi, duties, claims, demands etc.

“Business Opportunity” has the meaning attributed to it in clause 5 of this Agreement.

“Confidential Information” shall mean:

(i)	the contents of this Agreement;

(ii)	any information concerning the organization, business, technology, trade secrets, know-how, finance, transactions or affairs of a Party or any of its affiliates, directors, officers or employees (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the Effective Date);

(iii)	any material or information, which results in the violation of any terms and conditions of this Agreement and disclosed to a Party by another Party for the purpose of this Agreement, including any information of any kind whatsoever which is made known to a Party as being confidential in nature; and

(iv)	any information or materials prepared by a Party or its representatives that contains or otherwise reflects, or is generated from such confidential information.

“Distribution Expenses” shall mean and include all actual direct out-of-pocket costs and expenses accrued or otherwise in connection with the exploitation of Film Rights, in accordance with and subject to the terms and conditions of this Agreement, including, without limitation, the following costs:

(i)	manufacturing of prints, subtitling, dubbing and editing;

(ii)	advertising, promoting and publicizing the Indian Films in publications, radio and television, previews, displays and other media;

(iii)	third party commissions;

(iv)	freight, insurance (if any), storage; and

(v)	permit fees and sales, use, remittance, transfer and other taxes on goods, however denominated.

“Distribution Rights” shall mean any and all commercial and non-commercial rights, to distribute, supply, license, market and exploit the Indian Films through all forms of media, whether existing as of the Effective Date or arising thereafter, including but not limited to (i) theatrical rights and non-theatrical rights in all formats (including 70mm / 35min / 16mm / 8mm), including theatrical / home video rights; (ii) ship, high seas, surface transport rights, including railways rights; (iii) internet, multimedia and broadband rights; (iv) videogram rights including video copyrights, video digital versatile disc, compact disc, delivery on any format, laser disc video compact disc including visual songs or any other mode of video; (v) computer game rights; (vi) Indian Film clippings and clip rights ; (vii) merchandising rights; (viii) rental rights; (ix) terrestrial television rights; (x) pay-per-view; (xi) hotel rights; (xii) mechanical synchronization rights; (xiii) broadcasting rights; (xiv) video on demand; (xv) synchronized songs / music rights; and (xvi) non-exclusive satellite television rights, but excluding only India Television Rights (as defined herein).

“Film Rights” shall mean:

(i)	all applicable Intellectual Property Rights and all other rights of any kind in, and to the Indian Films, including, screenplays, soundtracks and music for such Indian Films, including all footage shots in relation to such Indian Films;

(ii)	Sound Recording Rights associated with each Indian Film; and

(iii)	Distribution Rights.

“Gross Proceeds” shall mean all monies received from the exploitation of the Film Rights or Non-Film Music Publishing Rights, as the case may be, or any related ancillary Film Rights or Non-Film Music Publishing Rights.

“Indian Film(s)” shall mean cinematographic films produced, co-produced or acquired within the Territory, in Hindi or any other Indian regional language (excluding Tamil language films), for exhibition within and outside the Territory.

“India Television Rights” shall mean the right to exploit the Indian Films through all forms of television including but not limited to cable television, terrestrial television, internet protocol television (“IPTV”) and direct to home (“DTH”) television, as well as airborne rights (meaning the right to show or play the Indian Films in any manner or means as approved by any airline anywhere) within and outside the Territory, and satellite television for India and the non-exclusive right to allow licensing to channels within India to broadcast the films on their international feeds.

“Intellectual Property Rights” shall mean all patents, trade marks, service marks, logos, trade names, rights in designs, copyrights and moral rights, database rights, utility models, rights in know-how, re-make rights and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world which are held, beneficially owned or licensed.

“Minimum Guarantee Fee” has the meaning attributed to it in clause 2.1.3 of this Agreement.

“Non-Film Music Publishing Rights” shall mean and include the rights, held by the Eros India Group outside the Territory, other than with respect to Indian Films for which they hold Film Rights, to record, print, perform, broadcast, reproduce, distribute and sell musical compositions / songs / albums, in whatever form, including, without limitation, physical recordings such as CDs, DVDs, audio / video cassettes, online and wireless downloads, mobile phone ringtones, public broadcast of music on television, radio, cable and satellite, live performance at a concert or other venue and online and wireless streaming, including all applicable Intellectual Property Rights in relation thereto.

“Payment Reports” has the meaning attributed to it in clause 6.2 of this Agreement.

“Production Costs” shall mean all the costs, including Applicable Taxes, levies, interest charges or other costs of financing and all other amounts incurred in connection with the acquisition, pre-production, production and post-production of an Indian Film.

“Sound Recording Rights” shall with respect to any sound recording of any musical compositions / songs / albums / sound tracks, mean and include, the right to reproduce the sound recording, sell or give on hire or offer for sale or hire any copy of the sound recording, communicating the sound recording to the public in any form whatsoever, including, without limitation, physical recordings such as CDs, DVDs, audio / video cassettes.

“Territory” shall mean India, Nepal and Bhutan.

In this Agreement, the headings are inserted for convenience only and shall not affect the construction of this Agreement.

Unless the context requires otherwise, words incorporating the singular shall include the plural and vice versa and words importing a gender shall include every gender.

2.	Assignment of Rights

2.1	Assignment of Film Rights

2.1.1	With respect to Indian Films for which the Eros India Group holds Film Rights outside the Territory, EWW hereby agrees to acquire from EIML, and EIML agrees to grant, such Film Rights, and to cause the other entities within the Eros India Group to grant to EIML such Film Rights to enable it to assign and transfer such Film Rights to EWW, absolutely and unconditionally, on an exclusive basis, with a right to further assign and transfer such Film Rights to other entities within the Eros International Group for exploitation outside the Territory.

Provided, however, that nothing contained herein shall apply to the commitments made by the Eros India Group for the assignment of Film Rights to EWW and / or the Eros International Group companies, which are existing as of the Effective Date.

2.1.2	For the abundance of clarity, the Eros India Group shall retain the Film Rights and the India Television Rights for all Indian Films within the Territory.

2.1.3	For each Indian Film for which the Eros International Group has been assigned rights pursuant to clause 2.1.1 above, EWW shall provide a lump sum minimum guarantee fee (the “Minimum Guarantee Fee”) to EIML, which Minimum Guarantee Fee shall be an amount equal to 30% of the Production Cost of each such Indian Film borne by the Eros India Group with an additional markup of 30% thereon.

2.1.4	The Gross Proceeds received by the Eros International Group from the exploitation of Film Rights outside the Territory, shall be shared between the Eros International Group on the one hand, and the Eros India Group on the other hand, in the ratio of seventy percent (70%) and thirty per cent (30%), respectively, provided that the Eros International Group shall first be entitled to retain:

(a)	The Minimum Guarantee Fee with respect to each Indian Film;

(b)	A commission of 20% of the Gross Proceeds; and

(c)	Distribution Expenses incurred by the Eros International Group, if any, and the Distribution Expenses reimbursed by EWW pursuant to clause 2.1.5 below.

2.1.5	The Distribution Expenses, if any, incurred by the Eros India Group and pre-approved by the Eros International Group, shall be reimbursed by EWW, on behalf of the Eros International Group, within ninety (90) days, or such further period as may be mutually agreed, of such request for reimbursement being made by the Eros India Group. In addition to the reimbursement of such Distribution Expenses, the Eros India Group shall be entitled to receive a markup of thirty percent (30%) of such pre-approved Distribution Expenses.

2.1.6	EWW and the applicable Eros India Group company shall enter into a Film Rights Acquisition Agreement for each Indian Film, in the form set forth in Exhibit A to this Agreement.

2.1.7	The validity of the Film Rights assigned and transferred to EWW shall be co-terminus with such rights held by the Eros India Group.

2.2	Non-Film Music Publishing Rights

2.2.1	With respect to Non-Film Music Publishing Rights outside the Territory, EWW hereby agrees to acquire such rights from EIML, and EIML agrees to grant and to cause other entities within the Eros India Group to grant to EIML such rights to enable it to assign and transfer such rights to EWW, absolutely and unconditionally, on an exclusive basis, with a right to further assign such Non-Film Music Publishing Rights to the other Eros International Group companies.

2.2.2	The Gross Proceeds received by the Eros International Group from the exploitation of the Non-Film Music Publishing Rights shall be shared between the Eros India Group on the one hand, and the Eros International Group on the other hand, in the ratio of seventy five per cent (75%) and twenty five per cent (25%), respectively, provided that the Eros International Group shall first be entitled to retain Distribution Expenses incurred by the Eros International Group in connection with such Music Publishing Rights, if any, and the Distribution Expenses reimbursed by EWW pursuant to clause 2.2.3 below. Where Non-Film Music Publishing Rights are distributed on a commission only basis, the Eros International Group will act as a sub-agent outside of India and retain the lower of 25% of Gross Proceeds or 75% of the commission due to Eros India Group.

2.2.3	The Distribution Expenses in respect of such Non-Film Music Publishing Rights, if any, incurred by the Eros India Group and pre-approved by the Eros International Group, shall be reimbursed by EWW, on behalf of the Eros International Group, within ninety (90) days, or such further period as may be mutually agreed, of such request for reimbursement being made by the Eros India Group. In addition to the reimbursement of such Distribution Expenses, the Eros India Group shall be entitled to receive a markup of thirty percent (30%) of such pre-approved Distribution Expenses.

3.	Other expenses

EWW, on behalf of the Eros International Group, shall reimburse the Eros India Group for all pre-approved expenses incurred by the Eros India Group, on behalf of the Eros International Group from time to time, within ninety (90) days, or such further period as may be mutually agreed, of such request for reimbursement being made by the Eros India Group.

4.	Withholding Taxes

If either Party is required to pay withholding or other taxes on any payments made pursuant to this Agreement, then such Party shall pay to the other Party an amount sufficient to gross-up such withholding or other tax so that the other Party’s net payments received under this Agreement are not diminished by any such taxes that are imposed with respect to such payments.

5.	Non-Compete

Except in the manner contemplated in this Agreement and subject to any commitments to third parties existing as of the Effective Date, each of EWW and Eros plc agrees that neither it nor its subsidiaries or affiliates shall produce, co-produce or acquire Film Rights in any Indian Film and Tamil language films or any Non-Film Music Publishing Rights, for exploitation within the Territory in any manner or engage in developing, broadcasting or otherwise distributing content thereof (including, without limitation, any pre-production, production, post-production, animation, gaming or television broadcasting activities) (each, a “Business Opportunity”), unless they have first provided EIML the right to independently participate in, or acquire, as the case may be, such Business Opportunity. In the event EIML expresses in writing its intention not to participate in any such Business Opportunity, the Eros International Group shall be entitled to engage in such Business Opportunity; provided, however that, the applicable Film Rights and the India Television Rights for the Territory for such Indian Films or Non-Film Music Publishing Rights, as the case may be, shall first be offered to the Eros India Group. The non-compete provisions of this Agreement shall not apply to English language films. EIML further agrees that the Ayngaran Group shall only produce, co-produce and acquire Tamil language films, and shall not produce, co-produce or acquire Film Rights in any Indian Film(s).

6.	Reporting, Accounting and Payment Procedures

6.1	Payments of Minimum Guarantee Fee, as provided in clause 2.1.3 of this Agreement, shall be made by EWW to EIML on the earlier of (i) delivery of the applicable Indian Films or relevant music recording(s) pursuant to this Agreement, or (ii) the expiry of the date stipulated in the invoice issued in respect of the relevant Film Rights or Non-Film Music Publishing Rights, which has been duly accepted by EWW.

6.2	EWW and EIML shall furnish (on behalf of the Eros International Group and the Eros India Group, respectively) to each other, on a quarterly basis, within forty five (45) days, or such further period as may be mutually agreed, from the end of each quarter, revenue and payment detail reports (the “Payment Reports”) for payments to be made pursuant to this Agreement, in a format approved by the other Party, which format may change from time to time on the basis of the other Party’s good faith and discretion. The Payment Reports shall (with respect to EWW), among other things, indicate with specificity, on a territory-by-territory basis, all Gross Proceeds with respect to each Indian Film and the payments and fees generated from, and attributable to, the exploitation of the Film Rights and Non-Film Music Publishing Rights outside the Territory, as per the terms and conditions of this Agreement. The Payment Reports may be corrected, adjusted or supplemented, from time-to-time to reflect adjustments, uncollectible amounts or errors. No Payment Reports need to be rendered for any accounting period during which there are no Gross Proceeds to be reported.

6.3	Payments as per the Payment Reports prepared and furnished as provided in clause 6.2 of this Agreement, i.e., excluding payments of the Minimum Guarantee Fee as per clause 6.1 of this Agreement, shall be made by each of EWW and EIML, respectively, as the case may be, within ten (10) days, or such further period as may be mutually agreed including by reason of any correction, adjustment or supplemented as specified in clause 6.2 of this Agreement, from the date of receipt by it of each such Payment Report.

6.4	Each of EWW or EIML may retain a mutually acceptable recognized independent auditor to review and audit the other party’s relevant records to confirm the performance of payment obligations in respect of Payment Reports prepared and furnished under this Agreement upon thirty (30) days prior written notice. Such audit shall: (a) be subject to the auditee’s reasonable security and confidentiality requirements including under this Agreement; (b) occur no more than once per year and not during the first or last three (3) weeks of a calendar quarter, and (c) transpire during the auditee’s normal business hours. If such audit shows an underpayment for any period of time, such auditee shall, within 30 days after completion of such audit, pay or credit such underpaid amounts to the auditing party and, in the event that such audit shows an underpayment to the auditing party of 10% or more, the auditee will reimburse the auditing party its reasonable costs actually incurred for carrying out such audit. If the audit shows an overpayment to the auditing party for any period of time, such auditing party shall, within 30 days after completion of such audit, pay such overpaid amounts to the auditee. Except as otherwise set forth above, all expenses associated with such audit shall be paid by the auditing party.

6.5	All amounts payable under this Agreement shall be subject to applicable transfer pricing laws, and shall be set-off against any amounts owed or payable at such time by EIML to EWW.

7.	Local Currency

All amounts payable under this Agreement by EIML to EWW and / or the Eros International Group shall be paid in United States Dollars, as converted from Indian Rupees and all amounts payable by EWW and / or the Eros International Group to EIML and / or the Eros India Group shall be in United States Dollars, as converted from British Pound Sterling. All amounts shall be payable using the applicable exchange rate on the date of invoice and the Party receiving the payment shall bear all risk from fluctuation of such currencies.

8.	Indemnity

The Parties mutually undertake to indemnify the other against all liabilities, claims, demands, actions, costs, damages or loss arising out of any breach by any Party of any of the terms of this Agreement.

9.	Term

This Agreement shall be valid for an initial term of five (5) years, from the Effective Date. Thereafter, this Agreement shall be automatically renewed for successive two (2) year terms unless terminated by any Party by ninety (90) days written notice given to the other Parties on or before the commencement of any such renewal term, provided that the terms of this Agreement (including any renewed form thereof) may be reviewed on an annual basis as is reasonable and to the mutual satisfaction of the Parties for the purpose of determining the terms upon which this Agreement shall be so renewed.

10.	Termination

Notwithstanding anything contained to the contrary in clause 9 above, each of the Parties shall be entitled, at any time, by giving thirty (30) days prior written notice to the other Parties, to terminate this Agreement forthwith in any of the following events:

(a)	if any Party commits a material breach of any of the terms or conditions of this Agreement and fails to remedy the same within thirty (30) days of being required in writing by the non-breaching Party / Parties so to do; or

(b)	if the shareholding of Eros plc, directly or indirectly, in EIML falls below 50.1%; or

(c)	if any of the Parties goes into voluntary or involuntary liquidation or where either of the Parties is declared insolvent either in bankruptcy proceedings or other legal proceedings.

Neither the expiration nor termination of this Agreement shall release any of the Parties from the obligation to perform any other duty or to discharge any other liability that had been incurred prior thereto. Upon termination of this Agreement, the terms and conditions of this Agreement shall continue to apply to the Indian Films which have been delivered by the Eros India Group to the Eros International Group as of the date of such termination. Upon such termination, this Agreement shall terminate as to any of the Indian Films or relevant music recording(s), as the case may be, which have not been delivered to the Eros International Group as of the date of such termination, whether or not in development or production.

11.	Confidentiality

Each Party undertakes that it shall not reveal, and shall use its best efforts to ensure that its representatives do not reveal to any third party, any Confidential Information without the prior written consent of the other Party. The provisions of this clause 11 shall not apply to:

(a)	disclosure of Confidential Information that is, or becomes generally available to the public, other than as a result of disclosure by or at the direction of a Party or any of its representatives in violation of this Agreement; or

(b)	disclosure by a Party to its representatives provided such representatives are bound by similar confidentiality obligations; or

(c)	disclosure, after giving prior notice to the other Parties to the extent required under law.

Provided that each Party hereby agrees and acknowledges that disclosure of this Agreement may be required in connection with the preparation of a prospectus, private placement memorandum / information memorandum or other similar securities offer document and not withstanding the confidentiality provisions contained herein, such disclosures are expressly permitted under this clause 11.

12.	Miscellaneous

12.1	The Parties shall ensure that the respective companies procure all consents, authorizations, approvals, licenses and permits as may be required, from any regulatory, statutory and governmental authorities, and other relevant third parties, for consummation of the transactions contemplated herein.

12.2	This Agreement shall be governed and interpreted by, and construed in accordance with the law of the England and Wales and shall be subject to the jurisdiction of the courts in England.

12.3

In the event a dispute arises in connection with the validity, interpretation, implementation or breach of any provision of this Agreement, the Parties shall attempt, in the first instance, to resolve such dispute through negotiations within thirty (30) days from a Party making a written request there for. In the event that the dispute is not resolved through negotiations, or such negotiations do not commence within thirty (30) days of a written request in this behalf, either Party may refer the dispute to arbitration. Each of EIML on the one hand, and EWW and Eros plc on the other hand, shall nominate one arbitrator and in the event of any difference between the two arbitrators, a third arbitrator / umpire shall be appointed. The arbitration proceedings shall be in accordance with the Rules of Conciliation and Arbitration of the London Court of International Arbitration. The law governing the present arbitration agreement shall be the laws of United Kingdom. Proceedings in such arbitration shall be conducted in the English language. The arbitration award shall be substantiated in writing and shall be final and binding on the Parties. The venue of arbitration shall be London, United Kingdom. Each Party shall bear its own costs in connection with such arbitration. The existence of a dispute between the Parties, or the commencement or continuation of arbitration proceedings shall not, in any manner, prevent or postpone the performance of those obligations of Parties under this Agreement which are not in dispute, and the arbitrator(s) shall give due consideration to such performance, if any, in making their final award.

12.4	Any provision of this Agreement which shall be held invalid, void or illegal shall in no way affect, impair or invalidate any of the other provisions hereof and such other provisions shall remain in full force and effect.

12.5	Any notice between the Parties relating to this Agreement shall, except as otherwise expressly provided herein, be sent by hand delivery, by registered post or airmail, or by facsimile transmission addressed to the Parties at the following addresses and facsimile addresses:

If to the EIML or the Eros India Group:

Satya Dev Building, 2nd Floor

Off New Link Road, Andheri West

Mumbai 400 053

India

Phone: +91 22 4053 8500

Fax: +91 22 4053 8540

If to Eros plc:

15-19 Athol Street

Douglas, Isle of Man, IM1 1LB

Phone: +44 8700 418 211

Fax: +44 8700 418 212

If to EWW:

529 Building No. 8

Dubai Media City

P.O. Box 502121

Phone: +971 4390 2825

Fax: +971 4390 8867

12.6	Except as may be provided in this Agreement, no Party shall assign its rights or obligations under this Agreement without the prior written consent of each of the other Parties. Any amendment or alteration to this Agreement must be in writing and signed by an authorized signatory of each Party; provided, however, that the Parties hereby agree that in the event that the Eros International Group enters into any agreement or other arrangement with a third party with respect to the exploitation of the Film Rights of Indian Films for a region outside the Territory, the Parties shall in good faith negotiate and seek to enter into an amendment to this Agreement providing such third party with the rights and obligations necessary to facilitate such exploitation of the Film Rights.

12.7	Neither Party shall be liable to the other for any breach of, or failure of performance under this Agreement caused by or resulting from any act of god, strikes, lock-outs, insurrection, war, riots, terrorist acts, man-made disasters or any other cause beyond its reasonable control (each an event of “force majeure”). If one Party is affected by an event of force majeure it shall forthwith notify the other of the occurrence of such event.

12.8	Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF the parties hereto have signed and executed this Agreement on the day and date hereinabove written.

For and on behalf of Eros International Media Limited	For and on behalf of Eros International plc	For and on behalf of Eros Worldwide FZ LLC

/s/ Sunil Lulla	/s/ Dilip J. Thakkar	/s/ Surender Sadhwani
Authorised Signatory Name: Designation: Date:	Authorised Signatory Name: Dilip J. Thakkar Designation: Director Date:	Authorised Signatory Name: Surender Sadhwani Designation: Director Date:

Exhibit A

Form of Film Rights Acquisition Agreement

FILM RIGHTS ACQUISITION AGREEMENT

This Agreement dated the 16th Dec 2009 is made between

Between

Eros International Media Limited Satya Dev Building, 2nd Floor Off New Link Road, Andheri West Mumbai 400 053 India Phone: +91 22 4053 8500 Fax: +91 22 4053 8540	Eros Worldwide FZ LLC 529 Building No. 8 Dubai Media City P.O. Box 502121 Phone: +971 4390 2825 Fax: +971 4390 8867

The “Owner” which expression shall be deemed to include the successors in title and assigns of the assignor where the context so admits.	The “Company” which expression shall be deemed to include the successors in title and assigns of the Company where the context so admits.

WHEREAS

1.	EIML, Eros plc and EWW have entered into a relationship agreement dated [•], 2009 (the “Relationship Agreement”), to record the principle terms of their relationship and the manner in which their respective expertise and resources shall be shared.

2.	The Owner and the Company hereby wish to enter into this Film Rights Acquisition Agreement relating to the acquisition of the Film Rights, with respect to Indian Film(s), as detailed below.

3.	The capitalized terms used herein, but that are not defined, shall have the meaning assigned to such term in the Relationship Agreement dated [•].

IT IS AGREED AS FOLLOWS: The Owner by its signature agrees to and assigns to the Company the Film Rights in the Indian Film as more particularly set out in this Agreement, the particulars, the Exhibits hereto and the attached Terms and Conditions.

The Owner acknowledges and confirms that the Owner has read and accepts the attached Terms and Conditions which shall together with the particulars set out in the Relationship Agreement, this Agreement and the Exhibits to this Agreement constitute a full and binding legal Agreement between the parties.

1.	Particulars of the Indian Film(s)

Name of the Indian Film	:	_______________ Hindi (colour)
Name of the Producer	:
Name of the Director	:
Name of the Music Director	:
Star cast	:

2.	Assigned Rights

(i)	All applicable Intellectual Property Rights and all other rights of any kind in, and to the Indian Film, including, screenplays, soundtracks and music for such Indian Film, including all footage shots in relation to such Indian Film;

(ii)	Sound Recording Rights associated with each Indian Film, where the Owner holds such rights; and

(iii)	Distribution Rights.

All the aforesaid rights shall be in all sizes, modes and formats, sub-titling in any language and shall include the existing and known rights and rights which may be discovered, invented, introduced or come into existence in future during the term of this Agreement

3) Assigned Territory	:	As set forth in the Relationship Agreement.

4) Term (No. of years)	:	[•] years from the date of this Agreement, subject to the attached Terms and Conditions of this Agreement.

5) Minimum Guarantee Fee	:	US$ [•].

6) Additional markup retained by EWW/ Group Company with respect to Film Rights	:	[•]% of the Minimum Guarantee Fee.

IN WITNESS THEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AS A DEED

SIGNED AND DELIVERED AS A DEED	SIGNED AND DELIVERED AS A DEED
By [•]	By [•]

AUTHORISED SIGNATORY	AUTHORISED SIGNATORY

TERMS AND CONDITIONS

1.	Owner’s Warranties/obligations:

The Owner irrevocably agrees, affirms, declares, warrants and undertakes as follows:

i.	It owns the sole and exclusive, unencumbered and effective rights in and to the said Indian Film(s) for the Assigned Territory(ies) hereby granted and / or assigned and has not, prior to the signing of this Agreement, granted or in any way transferred the said rights to any other person, company or organization whatsoever.

ii.	It shall not during the period of this Agreement grant in any other way or transfer the rights to the said Indian Film(s) in the Assigned Territory(ies) to any other person, company or organization whatsoever, and acknowledges that the validity of the Film Rights assigned and transferred to EWW under this Agreement shall be co-terminus with such rights held by the Eros India Group.

iii.	To the best of its knowledge, nothing in the said Indian Film(s) infringes the copyright or any other right of any third party and there are no claims, actions or proceedings whether actual, pending or threatened affecting the Owner’s copyrights therein or thereto or otherwise in the said Indian Film(s);

iv.	The Owner hereby further unconditionally and irrevocably agrees that it shall not sell, dispose of, distribute, exhibit, exploit or deal or so cause to be so done in respect of the said Indian Film(s) in any manner whatsoever directly or indirectly in any part of the Assigned Territory(ies).

v.	The Company as against the Owner and all copyright owners (if any) of any other copyrights material included in the said Indian Film(s) shall have the right to defend or initiate any legal or arbitral proceedings to effect its sole and exclusive right to recover and receive any and all sums payable by way of damages or otherwise in respect of any infringement of copyright in such Indian Film(s) in the Assigned Territory(ies) during the Term to the extent such infringement involved the media in which the Company has been granted rights in this Agreement.

2.	Indemnity:

The Parties undertake to keep each other at all times fully indemnified from and against all actions, proceedings, claims, demand costs, legal proceedings, and awards however arising, directly or indirectly, as a result of any beach or non-performance by them of any of their respective undertakings, warranties or obligations under this Agreement.

3.	Company’s Warranties and Obligations:

The Company shall not distribute, exhibit and exploit the said Indian Film(s) outside the Assigned Territory(ies).

4.	Further documents:

The Parties hereto agree to execute such further and other documents / instruments /declarations that may be necessary for the purpose of effectually carrying out the purpose and intendments of this Agreement.

5.	Agreement Final and Complete:

This Agreement and the Relationship Agreement contain the full and complete understanding between the parties and supersede all other prior arrangements and understanding whether written or oral appertaining to the Indian Film(s) detailed in Clause I of this Film Rights Acquisition Agreement.

6.	No Partnership:

The Agreement shall not be deemed to constitute a partnership or joint venture or contract of employment between the Parties hereto.

7.	Jurisdiction:

This Film Rights Acquisition Agreement shall be governed and interpreted by, and construed in accordance with the law of England and Wales and shall be subject to the jurisdiction of the courts in England.

8.	Assignment:

The terms Owners and Company wherever used in the foregoing paragraphs are intended to mean and include and shall be read and understood respectively as their Assignors and Assignees.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AS A DEED.

SIGNED AND DELIVERED AS A DEED BY [•]	SIGNED AND DELIVERED AS A DEED BY [•]

AUTHORISED SIGNATORY	AUTHORISED SIGNATORY